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                                                                     Exhibit 2.1


                        FIRST AMENDMENT TO AGREEMENT AND
                             PLAN OF REORGANIZATION

This First Amendment to Agreement and Plan of Reorganization ("Amendment") is entered into as of January 28, 1999, by and among SVI Holdings, Inc., a Nevada corporation ("SVI"), Applied Retail Solutions, Inc., a Delaware corporation ("Merger Sub"), Applied Retail Solutions, Inc., a California corporation ("ARS"), Sam Pickard ("Pickard") and Larry Lahodny ("Lahodny"). Pickard and Lahodny and/or their respective successors in title, are collectively referred to as the "Former Shareholders." The capitalized terms used in this Amendment shall have the meanings ascribed such terms in the Agreement and Plan of Reorganization entered into among the parties hereto as of July 1, 1998 (the "Merger Agreement").

1.       Recitals.
         ---------

1.1. Under the Merger Agreement parties provided for certain adjustment procedure set forth in Sections 1.13 through 1.16.

1.2. The parties to the Amendment have agreed that the conditions described in Section 1.13(a) of the Merger Agreement has been satisfied and wish to facilitate implementation of the procedures set forth in Section
         1.14 of the Merger Agreement.

2.       Agreement.
         ----------
         The parties hereby acknowledge, agree and consent to the following:

2.1. The calculations of Post-Closing Profits and Run Time Fees have been determined to their satisfaction;

2.2.     Waiver of the requirement for the "Accountants' Letter" provided in
         Section 1.13(b);

2.3. The Post-Closing Profits and Run Time Fees result in a positive Adjustment Amount; and,

2.4. The Former Shareholders shall be entitled to receive the maximum consideration specified in Section 1.14(a)(ii) namely, $2,000,000 subject to the terms of the Merger Agreement.

2.5.     The Former Shareholders are entitled to release of all Escrowed
         Shares.

3.       Payment of Additional Consideration.
         ------------------------------------
         The Additional Consideration of $2,000,000 shall be paid in accordance with the Merger Agreement no later than June 30, 2000.





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4.       Release of Escrowed Shares.
         ---------------------------
         The parties hereby irrevocably authorize and instruct Chicago Title Company, Park Camino branch, to release the Escrowed Shares as follows:


Name of
-------

Janet Lahodny, as successor in title and interest of Larry
Lahodny                                                            321,750


Sam Pickard                                                        428,250


                                        Applied Retail Solutions, Inc.
                                        a Delaware corporation
SVI Holdings, Inc.                      formerly, Applied Retail Solutions, Inc.
a Nevada corporation                    a California corporation



By: /s/ Barry M. Schechter               By: /s/ Sam Pickard

Name:  Barry M. Schechter                Name:  Sam Pickard
       ---------------------------              ----------------------------

Its:  Chief Executive Officer            Its:   President
      ----------------------------              ----------------------------



                                         Sam Pickard
                                         /s/ Sam Pickard
                                         -----------------------------------

                                         Janet Lahodny, as successor in title
                                         and interest of Larry Lahodny

                                         /s/ Janet Lahodny
                                         -----------------------------------